PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 11 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                            April 28, 1998
                                                                Rule 424(b)(3)
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes

                          ---------------------------


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Dean Witter & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.




Principal Amount:       $75,000,000

Maturity Date:          April 30, 2001; provided that if such day is not a
                        Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
      Date:             May 1, 1998

Interest Payment
      Dates: Each January 30, April 30, July 30 and October 30, commencing July 30, 1998, provided that the final Interest Payment Date will be the Maturity Date.
                        If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:  To be determined two London Banking Days prior to the date of issuance

Base Rate:              LIBOR

Index Maturity:         3 Months

Spread (Plus or
  Minus):               Plus 0.06% per annum

Index Currency:         U.S. Dollars

Interest Payment
      Period:           Quarterly

Specified Currency:     U.S. Dollars

Issue Price:            100%

Settlement Date
(Original Issue Date):  May 1, 1998

Initial Interest
  Reset Date:           July 30, 1998, or if such day is not a Business Day,
                        the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:   Same as Interest Payment Dates

Interest Reset Period:  Quarterly

Interest Determination
      Dates:            Two London Banking Days prior to each Interest Reset
                        Date

Reporting Service:      Telerate (Page 3750)

Book Entry Note or
  Certificated Note:    Book Entry Note

Senior Note or
  Subordinated Note:    Senior Note

Agent:                  Morgan Stanley & Co. Incorporated


Calculation Agent:      The Chase Manhattan Bank


Minimum Denomination:   $1,000

CUSIP:                  6174EMQ1

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER